Aradigm Announces Fourth Quarter 2008 and Full Year Financial Results

Hayward, CA – March 25, 2009 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2008.

The Company recorded no revenue in the fourth quarter, compared with revenue of $18,000 for the fourth quarter of 2007. Total operating expenses for the fourth quarter of 2008 were $5.3 million, compared with total operating expenses of $7.7 million for the fourth quarter 2007. The decrease in operating expenses was due to cost control efforts and the timing of research and development expenses associated with the Company’s lead product candidates, ARD-3100 and ARD-3150 (inhaled liposomal ciprofloxacin for the treatment of cystic fibrosis and bronchiectasis, respectively). The Company’s net loss for the fourth quarter of 2008 was $5.3 million, or $0.10 per share, compared with a net loss of $7.2 million, or $0.13 per share, for the same period in 2007.

Full Year Results

Revenues for the year ended December 31, 2008 were $251,000, compared with revenues of $961,000 in 2007. The decrease in revenue was primarily due to the fact that revenue from milestone and development payments received during the collaboration with United Therapeutics Corporation cannot be recognized under the current revenue recognition rules. Total operating expenses for 2008 were $23.3 million, compared with total operating expenses of $27.4 million in 2007. While research and development expenses reflected a nominal decrease, general and administrative expenses decreased by $1.7 million, and restructuring and lease exit activities decreased by $2.1 million. The decrease in general and administrative expenses was primarily due to cost control efforts. The net loss for the year ended December 31, 2008 was $22.6 million, or $0.42 per share, compared with a net loss of $24.2 million, or $0.48 per share, in 2007.

As of December 31, 2008, cash, cash equivalents and short-term investments totaled $19.4 million, and do not include the proceeds from the February 2009 financing.

Recent Highlights

•	November 10, 2008: announced the receipt of $2.75 million from Lung Rx, Inc. (“Lung Rx”), a wholly-owned subsidiary of United Therapeutics Corporation, following the completion of a clinical trial of inhaled treprostinil comparing the Company’s AERx Essence® inhaler and the OPTINEB nebulizer, which was used by Lung Rx in its Phase 3 study of inhaled treprostinil. The AERx Essence inhaler is an easy-to-use and maintain palm-size inhaler that is expected to deliver medication to the patient in 2 to 4 breaths, potentially significantly reducing the burden of therapy for pulmonary arterial hypertension patients.

•	January 21, 2009: announced positive top-line results from an open-label, four week treatment study of efficacy, safety and tolerability with ARD-3150 once-daily inhaled liposomal ciprofloxacin hydrochloride in patients with non-cystic fibrosis bronchiectasis. This orphan drug condition is a chronic severe respiratory disease and there is currently no drug specifically approved for its treatment in the US.

•	February 26, 2009: closed a “registered direct” offering selling approximately 44.7 million shares of common stock at a negotiated purchase price of $0.10 per share for gross proceeds of approximately $4.5 million. The investors in the offering were all current Aradigm shareholders.

“Last year, we completed two successful Phase 2a studies with our lead product candidate, inhaled liposomal ciprofloxacin, for the treatment of infections associated with cystic fibrosis and bronchiectasis,” said Igor Gonda, Ph.D., the Company’s President and CEO. “In our collaboration with Lung Rx, we completed a clinical trial of inhaled treprostinil in our AERx Essence inhaler and received the first milestone payment of $2 million and development costs. As a result of the intensive cost control efforts and the additional financing from our existing investors in February, we will be able to advance our lead product candidate for infections associated with severe respiratory diseases.”

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary arterial hypertension, COPD, inhalation anthrax infections and smoking cessation.

Aradigm, AERx, AERx Essence, and the Aradigm Logo are registered trademarks of Aradigm Corporation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the advancement of product development and the ability to successfully manage and preserve cash, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Contact:
Investor Relations
Aradigm
(510) 265-8850/9370

Lippert/Heilshorn & Associates
Don Markley or Bruce Voss
(310) 691-7100

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$-	$18	$251	$961

Operating expenses:
Research and development	3,607	5,623	16,499	16,770
General and administrative	1,690	2,029	6,679	8,401
Restructuring and lease exit activities	18	25	79	2,182

Total operating expenses	5,315	7,677	23,257	27,353

Loss from operations	(5,315)	(7,659)	(23,006)	(26,392)
Interest income	72	553	781	2,573
Interest expense	(105)	(100)	(408)	(393)
Other income (expense), net	1	(4)	—	11
Income tax benefit	25	—	25	-

Net loss	$(5,322)	$(7,210)	$(22,608)	$(24,201)

Basic and diluted net loss per common share	$(0.10)	$(0.13)	$(0.42)	$(0.48)

Shares used in computing basic and diluted net loss per common share	54,317	53,997	54,162	50,721

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$16,741	$29,964
Short-term investments	2,399	10,546
Receivables	393	500
Restricted cash	225	152
Prepaid and other current assets	387	971

Total current assets	20,145	42,133
Property and equipment, net	5,093	3,223
Notes receivable from officers and employees	34	33
Restricted cash	—	153
Other assets	247	271

Total assets	$25,519	$45,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	739	1,658
Accrued clinical and cost of other studies	94	789
Accrued compensation	1,051	1,252
Deferred revenue	—	880
Facility lease exit obligation	318	376
Other accrued liabilities	630	584

Total current liabilities	2,832	5,539
Deferred rent	199	283
Facility lease exit obligation	1,056	1,373
Deferred revenue, non-current	4,122	—
Other non-current liabilities	82	248
Note payable and accrued interest to related party	8,472	8,071
Shareholders’ equity	8,756	30,299

Total liabilities and shareholders’ equity	$25,519	$45,813

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